Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between you, Brian G. Drazba, and MEI Pharma, Inc., and sets forth the terms of your separation from employment with MEI Pharma, Inc. and its affiliates (“MEI”). This Agreement will become effective upon the “Effective Date” as specified in Section 11(a), below. Once effective, this Agreement will be a legally binding document representing the entire agreement between you and MEI regarding the subjects it covers. Throughout this Agreement, the term the “MEI” includes all of MEI’s affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all other employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

1. Separation Date and Transition Period.

(a) Separation Date. Your employment with MEI will terminate effective as of the closing date of the Merger (as defined below), and in any event no later than September 1, 2023 (the “Designated Date”) as a termination by MEI other than for Cause under the employment agreement between you and MEI, dated February 1, 2017 (the “Employment Agreement”). For purposes of this Agreement the “Merger” refers to the merger between MEI, Infinity Pharmaceuticals, Inc. (“Infinity”), and Meadow Merger Sub, Inc., a wholly owned subsidiary of the MEI (“Merger Sub”), whereby Merger Sub will merge with and into Infinity, with Infinity being the surviving entity as a wholly owned subsidiary of MEI, as entered into in the Agreement and Plan of Merger, dated February 22, 2023. Pursuant to Section 1(b) below, you will remain employed through the Designated Date, unless terminated earlier by you or MEI. If MEI terminates your employment prior to the Designated Date (other than termination by MEI for Cause, as defined in your Employment Agreement), MEI will provide thirty (30) days prior written notice of such termination. The date on which your employment terminates for any reason, including separation on the Designated Date, is referred to as the “Separation Date.”

(b) Transition.

(i) Transition Period; Duties. Through the period ending on the Separation Date, you will continue to serve as Chief Financial Officer (“CFO”) of MEI with the duties, responsibilities and authority consistent with your duties as in effect immediately prior to the Effective Date; provided, that such duties will also include assisting in the orderly transition of your responsibilities as CFO and performing such other duties as may be reasonably assigned by the Chief Executive Officer of MEI. By signing this Agreement, you agree to perform these duties and responsibilities to the best of your abilities, in a diligent, trustworthy, professional, and efficient manner, and to comply with MEI’s policies and procedures in all material respects. The period from the Effective Date through the Separation Date is referred to as the “Transition Period.”

(ii) Compensation and Benefits. During the Transition Period, you will continue to receive your base salary at the rate in effect as of the Effective Date of this Agreement, and you will continue to be eligible to participate in the benefit plans that MEI makes generally available to its employees, subject to the terms and conditions of those plans.

2. Consideration and Post-Transition Benefits and Payments.

(a) Eligibility. Provided that you (i) separate from employment on the Separation Date other than for Cause or your voluntary termination before the Designated Date, (ii) sign and do not revoke this Agreement, including the waiver and release of claims in favor of MEI and the restrictive covenants contained in it, within twenty-one (21) days of receiving this Agreement, (iii) again sign and do not revoke this Agreement upon or within twenty-one (21) days after the Separation Date, and (iv) remain in compliance with the terms of this Agreement and your continuing obligations under your Employment Agreement and your Employee Proprietary Information and Inventions Agreement dated April 3, 2017 (“Proprietary Information Agreement”), MEI agrees to provide you with the payments and benefits set forth in Section 2(b) below.

(b) Consideration. Subject to satisfying the eligibility criteria in Section 2(a), above, MEI agrees to provide you with the following payments and benefits (collectively referred to as the “Separation Benefits”):

(i) Severance Payment. MEI will pay you a lump sum payment of $428,634.96, which is equal to twelve (12) months of your annual base salary, as soon as administratively practicable after the Separation Date (but not later than sixty (60) days after the Separation Date).

(ii) COBRA Reimbursement. Subject to your timely election of health care continuation coverage under COBRA, MEI will pay the monthly premium payable to continue your and your eligible dependents’ participation in the MEI’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months; provided that you are eligible and remain eligible for COBRA coverage; and further provided that in the event you obtain other employment that offers group health benefits, such continuation of coverage by MEI will immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), this arrangement will be modified to effect a lump sum payment to you of the payment amount described above reduced by applicable withholding taxes.

(iii) 2023 Annual Bonus. MEI may pay you an annual bonus for the fiscal year ending June 30, 2023, based on attainment of performance goals established by the Board of Directors of MEI (the “Board”) for the year and the Board’s discretion, consistent with MEI’s Discretionary Annual Bonus Policy (except that you are not required to be employed by MEI through the payment date for the bonus) (the “2023 Bonus”). The 2023 Bonus will be paid when 2023 fiscal year annual bonuses are paid to MEI employees.

(iv) Stock Option Accelerated Vesting and Exercise Period. Your outstanding options to purchase MEI common stock shall vest and become exercisable on an accelerated basis as of the Separation Date for the same number of shares that would have vested had you continued to be employed by MEI through the first (1st) anniversary of the Separation Date. All other unvested stock options shall terminate and be forfeited as of the Separation Date. You may exercise your vested stock options through the first (1st) anniversary of the Separation Date, or until the expiration of the term, if earlier, subject to the terms of the applicable option agreements (other than the ninety (90) day post-termination exercise period, which shall not apply).

(c) Termination for Cause. If MEI terminates your employment for Cause prior to the Separation Date, or if you voluntarily terminate employment before the Designated Date, your employment with MEI will end as of such date, and you will only be eligible to receive the payments and benefits set forth in Section 2(d). For the avoidance of doubt, you will not be eligible to receive any of the Separation Benefits.

(d) Other Payments. Regardless of whether you sign this Agreement or when or why your employment with MEI terminates, MEI will provide you with any earned but unpaid base salary through the Separation Date, reimbursement for any outstanding expenses for which you have not been reimbursed and which are authorized, any accrued but unused vacation, and any vested benefits under MEI’s employee benefit plans in accordance with the terms of such plans, as accrued through the Separation Date.

(e) Benefits Termination. For purposes of any benefits provided under any MEI benefits plan, your employment will terminate on the Separation Date, and benefits will cease on the Separation Date, consistent with the terms of the applicable benefit plans. You will receive information, under separate cover, regarding your rights under the COBRA health coverage continuation provisions of applicable law, as well as time frames necessary for continuations, conversions and/or distribution of benefits under MEI’s benefit programs after your employment terminates. MEI reserves the right, in its sole discretion, to change or discontinue its benefit plans at any time, with or without prior notice.

3. Release of Claims. In exchange for the benefits provided under this Agreement and other valuable consideration, you hereby waive, to the fullest extent permitted by law, all claims available under federal, state or local law against MEI and the trustees, officers, employees, and agents of MEI, including but not limited to all claims arising out of your employment with MEI or the termination of that employment, and all claims arising under the Employment Agreement, or arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Separation Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, California’s Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Whistleblower Protection Laws, California Family Rights Act, California Pregnancy Disability Leave Law, California Paid Sick Days, California Labor Code, California WARN law, any applicable California Industrial Welfare Commission Wage Order, wrongful termination in violation of public policy (Tameny claims), the California Constitution or any common law, as well as any claims arising under any federal, state or local fair employment practices statutes, regulations, or ordinances, wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, claims for unpaid wages or other compensation, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. Notwithstanding the foregoing general releases, you acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Agreement are related to sexual harassment or sexual abuse.

You specifically acknowledge that you are aware of and familiar with the provisions of CALIFORNIA CIVIL CODE SECTION 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

For the purpose of implementing a full and complete release, you hereby expressly waive all rights and benefits you may have under this section, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind, and acknowledge that the release set forth in this Agreement is intended to include the discharge of all claims which you do not know or suspect to exist at the time this Agreement is effective. You agree and acknowledge that this is a knowing and voluntary waiver.

You understand and acknowledge that you are waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have the periods described in Section 10 below to sign and revoke this Agreement. In the event you sign this Agreement and return it to MEI in less than the twenty-one (21) day periods identified below, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

Notwithstanding the foregoing, you are not waiving your right to (i) any vested benefits under a MEI benefit plan, the rights to which are governed by the terms of the applicable plan documents and/or award agreement, (ii) claims for unemployment or workers’ compensation benefits, (iii) any medical claim incurred during your employment that is payable under applicable medical plans or a MEI-insured liability plan, (iv) claims arising after the date on which you sign this Agreement, (v) any rights to indemnification and defense under MEI’s bylaws and under directors and officers insurance with respect to your service as an employee or officer of MEI, or (vi) claims that are not otherwise waivable under applicable law.

4. Continuing Obligations. You agree that you remain bound by any prior restrictive covenant agreements between you and MEI, including without limitation the Proprietary Information Agreement. In addition:

(a) Limits on Adverse Comments. Except as provided in Section 6 below, you agree that you will not make or authorize any written or oral statements that are false, disparaging or defamatory about MEI or its affiliates or their respective directors, officers or employees.

(b) Duty of Cooperation. You agree to reasonably cooperate with MEI and its counsel after the Separation Date with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to your employment with MEI. This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of MEI and its counsel with the full benefit of your knowledge with respect to any such matter. MEI agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with such cooperation and mutually agreed upon in advance by you and MEI.

5. Return of Records and Equipment. On or before your Separation Date, you will return to MEI all documents, manuals, office equipment, credit cards and other things belonging to MEI which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with MEI, you agree to delete all MEI property and information from such personal computing devices, and/or permit MEI to remotely delete all MEI property and information from such personal computing devices. You authorize MEI to deduct from your paycheck or amounts paid under this Agreement any money owed MEI as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made. The obligations described in this Section 5 are in addition to your obligations to return Company documents and other property as set forth in the Proprietary Information Agreement.

6. Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief from MEI or any others covered by the Release of Claims, provided for in Section 3 of this Agreement, resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, MEI will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7. No Other Amounts Due. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from MEI relating to your employment with MEI or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that MEI has no obligation to pay any additional amounts, other than the payments and benefits described herein. Except as expressly provided for herein, your Employment Agreement with MEI is hereby terminated. You further acknowledge that the payments and benefits provided under this Agreement fully satisfy MEI’s obligations to provide benefits under the Employment Agreement and any other MEI benefit plan which could provide severance or other similar benefits.

8. Notices. Notices and all other communications provided for in this Agreement shall be delivered (a) to you, at the last address maintained in MEI’s records, and (b) to MEI, by delivering such notice or communications to the individual and at the address, including e-mail address, set forth below.

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, CA 92130

Atten: VP Legal and Compliance

9. Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to notify MEI in accordance with the notice provisions set forth in Section 8, above.

10. Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

(a) You have read this Agreement and you understand it;

(b) You are signing this Agreement voluntarily, without any duress or undue influence on the part or behalf of MEI or any third party, in order to release your claims against MEI in exchange for the Separation Benefits, which, in the aggregate, are greater than you would have otherwise received;

(c) You are signing this Agreement twice: the first time, within twenty-one (21) days of receiving it; and the second time, upon or within twenty-one (21) days after the Separation Date;

(d) You were offered at least twenty-one (21) days to consider your choice to sign this Agreement both times, and to the extent you executed this Agreement before the expiration of the twenty-one (21) days, you have done so voluntarily and knowingly without any inducement by MEI through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period;

(e) MEI advises you to consult with an attorney, and you were provided no less than five (5) business days to retain such counsel;

(f) You know that you can revoke this Agreement within seven (7) days of signing it and that the Agreement does not become effective until that seven (7)-day period has passed;

(g) If you sign and do not revoke this Agreement within twenty-one (21) days of receiving it, and then you do not reaffirm the Agreement (or you revoke the reaffirmation) upon or after the Separation Date, the Agreement will remain in effect except that MEI will not be obligated to pay you the Separation Benefits;

(h) To revoke this Agreement, you agree to notify MEI in accordance with the notice provisions set forth in Section 8 above;

(i) You agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement;

(j) You acknowledge that nothing in this Agreement is an admission of any wrongdoing, liability, or unlawful activity by you or by MEI;

(k) This is a negotiated agreement;

(l) Your agreement is voluntary, deliberate, and informed; and

(m) The Agreement provides consideration of value to you.

11. Effective Date.

(a) Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Section 10(f), above with respect to your first signing the Agreement (the “Effective Date”). If you fail to return an executed original to MEI in accordance with the notice provisions set forth in Section 8 above, within twenty-one (21) days after you receive this Agreement, then this Agreement, including but not limited to the obligation of MEI to provide the Separation Benefits, shall be deemed automatically null and void.

(b) Revocation Period. When you sign this Agreement the first time, the Agreement becomes effective immediately after the seven (7) day revocation period following that signature, if you do not revoke the Agreement. When you sign this Agreement the second time, your second signature becomes effective immediately after the seven (7) day revocation period following that second signature, if you do not revoke the Agreement.

12. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) or an exception, and shall be administered accordingly. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment. MEI makes no representation or warranty with respect to tax consequences of this Agreement, and MEI shall have no liability to you or any other person for any taxes or penalties imposed pursuant to Section 409A.

13. Entire Agreement. This Agreement contains the full agreement between you and MEI and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof (including, but not limited to, the Employment Agreement), other than the Proprietary Information Agreement. Any oral representation or modification concerning this Agreement shall be of no force or effect. You and MEI may extend the term of this Agreement by a written amendment signed by both you and MEI.

14. Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

15. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California, without reference to that jurisdiction’s choice of law rules.

16. Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.

17. Signature. If you choose to accept this Agreement, please sign the Agreement, and return this Agreement to MEI in accordance with the notice provisions set forth in Section 8 above, no later than twenty-one (21) days after you receive this Agreement.

[Signature Page Follows.]

I agree to all terms of the Agreement as of the date of this signature.

(To Be Signed Within Twenty-One (21) Days of Receiving This Agreement)

Brian G. Drazba	MEI Pharma, Inc.

/s/ Brian G. Drazba	/s/ David Urso
Date: June 16, 2023 | 12:07 PM PDT	By:	David Urso
	Title:	President & CEO
	Date:	June 20, 2023 | 12:14 PM PDT

I hereby reaffirm the terms of the Agreement. I agree to all terms of the Agreement as of the date of this signature.

(To Be Signed Within Twenty-One (21) Days of the Separation Date)

Brian G. Drazba	MEI Pharma, Inc.

Date: , 2023	By:	David Urso
	Title:	President & Chief Executive Officer
	Date:	, 2023

[Signature Page to Brian Drazba Separation and Release Agreement]